Exhibit 99.1

Ameritrans Capital Corporation Declares Dividend on 9 3/8% Cumulative Preferred Stock

NEW YORK, February 25, 2010 (BUSINESS WIRE) -- On February 25, 2010, the Board of Directors of Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) declared a dividend of $0.84375 per share on its 9 3/8% Cumulative Participating Redeemable Preferred Stock (“Preferred Stock”) for the three quarterly periods commencing April 1, 2009 and ending December 31, 2009. The dividend is payable to holders of Preferred Stock of record as of March 8, 2010 and will be paid as soon as practicable thereafter.

About Ameritrans

Ameritrans Capital Corporation is an internally managed, closed-end investment company that has elected to be regulated as a business development company (BDC) under the Investment Company Act of 1940, as amended. Ameritrans originates, structures and manages a portfolio of secured business loans and selected equity securities. Ameritrans’ wholly owned subsidiary Elk Associates Funding Corporation was licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management’s expectations on this date.

Ameritrans Capital Corporation

Michael Feinsod, 212-355-2449